Exhibit 10.1

RETIREMENT, TRANSITION, AND RELEASE OF CLAIMS AGREEMENT

This Retirement, Transition, and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined in Section 6 below) by and between Ruth’s Hospitality Group, Inc. (the “Company”) and Michael O’Donnell (“Mr. O’Donnell”) (together, the “Parties”).

WHEREAS, the Company and Mr. O’Donnell are parties to the Terms of Employment/Letter of Understanding and Salary Continuation Agreement dated as of June 4, 2018 (the “Employment Agreement”), pursuant to which Mr. O’Donnell currently serves as Executive Chairman;

WHEREAS, the Employment Agreement provides Mr. O’Donnell with the right to retire on August 10, 2020 by providing the Company 30 days’ advance notice;

WHEREAS, Mr. O’Donnell has provided the Company with 30 days’ advance notice that he wishes to retire on August 10, 2020;

WHEREAS, Mr. O’Donnell is eligible under the terms of the Employment Agreement to receive certain benefits in connection with his retirement;

WHEREAS, due to the extraordinary circumstances brought about by the COVID-19 pandemic, the Company has asked Mr. O’Donnell to provide the Company with certain transition services and Mr. O’Donnell has agreed to do so; and

WHEREAS, the Parties agree that the payments, benefits, and rights set forth in this Agreement shall be the exclusive payments, benefits, and rights due Mr. O’Donnell in connection with his transition and retirement from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Separation Date; Retirement; Transition Period; Equity.  Provided Mr. O’Donnell signs and returns this Agreement on or before July 31, 2020 and does not revoke his acceptance of this Agreement, the following terms shall apply:

(a) Mr. O’Donnell’s effective date of retirement will be the earlier of (x) December 9, 2020, and (y) such date as either Party advises the other in writing following two (2) weeks’ prior written notice (the “Separation Date”).  Mr. O’Donnell hereby resigns, as of the Separation Date, from his position as Executive Chairman, and from any and all other positions he holds as an officer or employee of the Company or any of its affiliates, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company.  Mr. O’Donnell will remain as a member of the Board of Directors until his current term expires at the 2021 Annual Meeting of Shareholders.  In the first quarter of 2021, the Nominating and Corporate

Governance Committee of the Board of Directors shall consider whether to recommend that the Board of Directors nominate Mr. O’Donnell to stand for election at the 2021 Annual Meeting of Shareholders, following the Company’s usual process for director nominations.  Mr. O’Donnell shall remain Chairman of the Board following the Separation Date, subject to the usual process whereby the Nominating and Corporate Governance Committee of the Board of Directors evaluates the role of Chair and makes recommendations to the Board of Directors concerning committee chair appointments and Board leadership positions, but in no event later than April 30, 2021. As of the Agreement Effective Date, the Employment Agreement will terminate and be of no further force or effect other than Sections 8 and 9 thereof, which shall remain in full force and effect in accordance with their terms (the “Surviving Sections”).

(b) The period between the Agreement Effective Date and the Separation Date will be a transition period (the “Transition Period”), during which Mr. O’Donnell will use his best efforts to professionally, timely and cooperatively continue to perform his duties as Executive Chairman, as well as such additional transition duties as may be requested by and at the direction of the Chief Executive Officer and the Board (the “Transition Duties”).  During the Transition Period Mr. O’Donnell shall not engage in any business or perform any services in any capacity that would, in the reasonable judgment of the Company, interfere with the full and proper performance by Mr. O’Donnell of his duties; provided, however, that nothing herein shall be construed to prohibit Mr. O’Donnell from continuing to serve as a member of the Board of Directors of Hickory Tavern.  During the Transition Period, Mr. O’Donnell will be an at-will employee of the Company and will receive a base salary at the annualized rate of $500,000, less all applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices; provided, however, that in connection with the Company’s response to the COVID-19 crisis, and continuing until such time as the CEO and other executive officers have their regular base salaries reinstated, Mr. O’Donnell’s base salary shall be at the temporarily reduced annualized rate of $250,000.  Mr. O’Donnell shall, during the Transition Period, continue to participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans), and continue to receive a monthly automobile allowance of $1,000 per month.  For the avoidance of doubt, Mr. O’Donnell shall not be eligible to participate in the Company’s Bonus Plan or any other bonus program for the 2020 calendar year, nor shall he be eligible to receive any new equity grant during the Transition Period.

(c) As a result of Mr. O’Donnell’s notice of retirement pursuant to the terms of the Employment Agreement, all restricted stock awards granted to Mr. O’Donnell during his tenure shall become vested and free from forfeiture effective as of the Agreement Effective Date.

(d) Upon the Separation Date, Mr. O’Donnell shall be paid all unpaid base salary earned through such date, including any amounts for accrued but unused vacation time, and shall be reimbursed for any business expenses properly incurred through such date for which he has sought reimbursement (together, the “Accrued Obligations”).  As of the Separation Date, all salary payments from the Company will cease and any benefits Mr. O’Donnell had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

2.

Retirement Benefits.  Provided that Mr. O’Donnell (i) has timely signed and returned this Agreement and has not revoked his acceptance of this Agreement, (ii) signs and returns the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) on, but not before, the Separation Date and does not revoke the Additional Release, and (iii) complies with the terms of this Agreement, Mr. O’Donnell shall receive the following retirement benefits, which he became eligible to receive under the Employment Agreement as a result of his notice of retirement (the “Retirement Benefits”):

a.  COBRA.  Should Mr. O’Donnell timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the eighteen (18)-month anniversary of the Separation Date (the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on his behalf immediately prior to the Separation Date.  The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by Mr. O’Donnell on a monthly basis for as long as, and to the extent that, he remains eligible for COBRA continuation.

b.  Automobile Allowance.  The Company shall, until the eighteen (18)-month anniversary of the Separation Date, pay to Mr. O’Donnell a monthly automobile allowance of $1,000, less all applicable taxes and withholdings.

3.

Entirety of Benefits.  Other than the benefits set forth in this Agreement, Mr. O’Donnell will not be eligible for, nor shall he have a right to receive, any benefits (including payments or compensation) from the Company following his separation from employment.

4.

Release of Claims.  In exchange for the consideration set forth in this Agreement, which Mr. O’Donnell acknowledges he would not otherwise be entitled to receive, Mr. O’Donnell hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Mr. O’Donnell ever had or now has against any or all of the Released Parties up to the date on which Mr. O’Donnell signs this Agreement, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Mr. O’Donnell’s employment with, separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information

Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Florida Civil Rights Act of 1992, Fla. Stat. § 760.01 et seq., Fla. Stat. §§ 448.07 and 725.07 (Florida equal pay laws), Fla. Stat. § 250.481 (Florida military leave law), Fla. Stat. § 760.40 (Florida genetic testing law), and Fla. Stat. § 448.101 et seq. (Florida anti-retaliation law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company or its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Mr. O’Donnell’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Mr. O’Donnell from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Mr. O’Donnell acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Mr. O’Donnell further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), or (ii) deprive Mr. O’Donnell of any rights Mr. O’Donnell may have to be indemnified by the Company as provided in any agreement between the Company and Mr. O’Donnell or pursuant to the Company’s Certificate of Incorporation or By-Laws.

5.

Continuing Obligations.  Mr. O’Donnell acknowledges and reaffirms his continuing confidentiality, non-competition, and non-solicitation obligations (the “Restrictive Covenant Obligations”), as set forth in the Surviving Sections, which survive his separation from employment and remain in full force and effect.

6.

Time for Consideration and Revocation.  Mr. O’Donnell acknowledges that he was initially presented with this Agreement on July 9, 2020 (the “Receipt Date”).  Mr. O’Donnell understands that this Agreement shall be of no force or effect unless he signs and returns this Agreement on or before July 31, 2020 and does not revoke his acceptance of this Agreement within the seven day period after his execution (the eighth day following such execution, the “Agreement Effective Date”).  Mr. O’Donnell further understands that he is not eligible to receive the Retirement Benefits unless he timely signs, returns, and does not revoke the Additional Release.

7.

Acknowledgements.  Mr. O’Donnell acknowledges that he has been given at least twenty-one (21) days from the Receipt Date to consider this Agreement and the Additional Release (such 21-day period, the “Consideration Period”), and that he is hereby advised to consult with an attorney of his own choosing prior to signing this Agreement and the Additional

Release. Mr. O’Donnell acknowledges that he is entering into this Agreement with full knowledge of his right to obtain such counsel, and that he is entering into this Agreement and the Additional Release on a voluntary basis and has relied upon no promises or representations by anyone except as contained in this document. Mr. O’Donnell further acknowledges and agrees that any changes made to this Agreement or any attachments hereto following his initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Mr. O’Donnell understands that he may revoke this Agreement and the Additional Release for a period of seven (7) days after he signs each document by notifying the Company in writing, and that neither this Agreement nor the Additional Release shall be effective or enforceable until the expiration of the document’s respective seven (7) day revocation period. Mr. O’Donnell understands and agrees that by entering into this Agreement and Additional Release he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

8.

Voluntary Assent.  Mr. O’Donnell affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  Mr. O’Donnell further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

9.

Dispute Resolution.  This Agreement shall be interpreted and construed by the laws of the State of Florida, without regard to conflict of laws provisions.  Any dispute arising out of or relating to this Agreement shall be resolved by arbitration held in Orange County, Florida and conducted in accordance with the rules then existing of the American Arbitration Association (other than a dispute pertaining to the Restrictive Covenant Obligations, in which event a Party may seek injunctive relief in a court of competent jurisdiction).

10.

Cooperation.  Mr. O’Donnell agrees that, to the extent permitted by law, he shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Mr. O’Donnell’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in his possession, and to act as a witness when requested by the Company.  Mr. O’Donnell further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party

(other than a government agency) with information concerning any actual or potential complaint or claim against the Company.
11.

Confidentiality. Mr. O’Donnell understands and agrees that, except as otherwise permitted by Section 12 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Mr. O’Donnell and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company and except to his immediate family, legal, financial and tax advisors, on the condition that any individuals so informed must hold the above information in strict confidence.

12.

Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere (including, without limitation, in the Surviving Sections) prohibits Mr. O’Donnell from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Mr. O’Donnell is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Mr. O’Donnell obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Mr. O’Donnell’s confidentiality and nondisclosure obligations, Mr. O’Donnell is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

13.

Notices.  Any notice delivered under this Agreement shall be deemed duly delivered (a) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or (c) immediately if personally delivered, in each instance to the Company at its principal headquarters, attention CEO, and to Mr. O’Donnell at the address most recently shown on the personnel records of the Company.  Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 13.

14.

Amendment and Waiver. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, administrators, personal representatives, and successors.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

15.

Validity. Should any provision of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

16.

Nature of Agreement. Mr. O’Donnell understands and agrees that this Agreement is a retirement and transition agreement and does not constitute an admission of liability or wrongdoing on the part of the Company. The Parties acknowledge that this Agreement is a joint product and shall not be construed for or against any Party on the ground of sole authorship.

17.

Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof, including the Employment Agreement; provided, however, for the avoidance of doubt, that nothing in this Section 17 shall modify, cancel or supersede the Surviving Sections (including the Restrictive Covenant Obligations), which shall remain in full force and effect both during the Transition Period and following Mr. O’Donnell’s separation from employment.

18.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

RUTH’S HOSPITALITY GROUP, INC.

By:     _________________________________Date:___________________

Name:_________________________________

Title:_________________________________

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute this on the date below.  I understand that I will have seven (7) days following my execution of this Agreement in which to revoke my acceptance.  I further understand that the Retirement Benefits set forth in this Agreement are contingent upon my timely execution, return and non-revocation of the Additional Release, and that I have been given at least twenty-one (21) days to consider such Additional Release, and will have seven (7) days in which to revoke my acceptance after I sign such Additional Release.

MICHAEL O’DONNELL

___________________________________________________

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Attachment A

Additional Release of Claims

This Additional Release of Claims (the “Additional Release”) is made as of the date set forth opposite the below signature of Michael O’Donnell (“Mr. O’Donnell”).  Capitalized terms used but not defined herein have the meanings set forth in the Retirement, Transition, and Release of Claims Agreement (the “Retirement Agreement”) to which this Additional Release is attached as Attachment A.

WHEREAS, Mr. O’Donnell is entering into this Additional Release in accordance with the terms and conditions set forth in the Retirement Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mr. O’Donnell hereby agrees as follows:

1.Release. In consideration of the Retirement Benefits set forth in the Retirement Agreement, which Mr. O’Donnell acknowledges he would not otherwise be entitled to receive, Mr. O’Donnell hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Mr. O’Donnell ever had or now has against any or all of the Released Parties up to the date on which Mr. O’Donnell signs this Additional Release, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Mr. O’Donnell’s employment with, separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Florida Civil Rights Act of 1992, Fla. Stat. § 760.01 et seq., Fla. Stat. §§ 448.07 and 725.07 (Florida equal pay laws), Fla. Stat. § 250.481 (Florida military leave law), Fla. Stat. § 760.40 (Florida genetic testing law), and Fla. Stat. § 448.101 et seq. (Florida anti-retaliation law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company or its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Mr. O’Donnell’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Mr. O’Donnell from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Mr. O’Donnell acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Mr. O’Donnell further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), or (ii) deprive Mr. O’Donnell of any rights Mr. O’Donnell may have to be indemnified by the Company as provided in any agreement between the Company and Mr. O’Donnell or pursuant to the Company’s Certificate of Incorporation or By-Laws.

2.Return of the Company Property. Mr. O’Donnell confirms that he has returned to the Company all property of the Company, tangible or intangible, including but not limited to keys, files, records (and copies thereof), and equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), and that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. Notwithstanding the foregoing, if Mr. O’Donnell has requested that he retain his tablet and telephone, the Company’s IT department shall remove all Company documents and information from those devices and assist Mr. O’Donnell with setting up access to the information he shall receive as a continuing member of the Company’s Board of Directors.  Mr. O’Donnell further confirms that he has canceled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, cellular phone and/or wireless data accounts and computer accounts.

3.Business Expenses; Final Compensation. Mr. O’Donnell acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.  Mr. O’Donnell further acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from the Company, other than the Accrued Obligations and the Retirement Benefits.

4.Time for Consideration; Acknowledgments. Mr. O’Donnell acknowledges that, in order to receive the Retirement Benefits, he must sign and return this Additional Release on, but not before, the Separation Date (provided that if such date is fewer than twenty-one (21) days following the Receipt Date, Mr. O’Donnell may sign and return the Additional Release any time between such date and the 22nd day after the Receipt Date).  Mr. O’Donnell acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Additional Release.  Mr. O’Donnell understands that he may revoke this Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Mr. O’Donnell understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment

Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

5.Voluntary Assent. Mr. O’Donnell affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release.  Mr. O’Donnell states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney.  Mr. O’Donnell further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

For the avoidance of doubt, this Additional Release supplements, and in no way limits, the Retirement Agreement.

I hereby provide this Additional Release as of the current date.  I intend that this Additional Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

Michael O’Donnell

______________________________________________________

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